Exhibit 99.1

Newfield Provides Mid-Year Operational Update

➢	Second quarter domestic crude oil production up 13% over the comparable quarter of 2009, investments focused on oil assets

➢	2010 domestic oil production expected to grow nearly 30% over 2009

➢	Company assessing several new oil plays

➢	Efficiency gains continue throughout Company in large development plays

FOR IMMEDIATE RELEASE

Houston – July 21, 2010 – Newfield Exploration Company (NYSE: NFX) today provided a detailed update on operations in its core operating regions. The update precedes the announcement of the Company’s second quarter of 2010 financial results planned for after-market close on July 22. A conference call is planned for 8:30 a.m. CDT on July 23, 2010. To participate in the call, dial 719-325-2187 or listen through the investor relations section of the website at http://www.newfield.com.

Investments today are focused on oil assets within the Company’s portfolio. Second quarter 2010 domestic crude oil production increased 13% over the comparable quarter of 2009 and 20% compared to the first quarter of 2010. Approximately 45% of the 2010 capital budget will be directed to oil investments.

Newfield’s second quarter 2010 total production was 73 Bcfe, an increase of 9% over the first quarter of 2010 and 13% over the comparable quarter of 2009. For the full year, Newfield maintains its previous production guidance of 283 – 288 Bcfe, an increase of at least 10% over 2009 production. As previously disclosed, Newfield’s current production guidance includes 0.5 - 0.6 MMBbls of deferred Malaysian oil production associated with a damaged export pipeline.

Williston Basin

Following recent continued drilling successes in the Williston Basin, Newfield expects 2010 oil production from the area will increase approximately 60% (previous guidance was for 40% growth). Current net oil production is more than 4,000 BOEPD, which represents a 60% increase since the beginning of the year. Newfield expects net production at year-end 2010 will be approximately 6,500 BOEPD. Newfield last week added a fourth operated drilling rig in the Williston Basin. Year-to-date, the Company has drilled 13 wells and expects to drill about 18 additional wells in the second half of 2010.

The Company’s recent Garvey Federal 1-29H, drilled along the Nesson Anticline in the Westberg development area, had a production rate of more than 3,800 BOEPD. In one of the Company’s new assessment areas west of the Nesson, the Aquarium/Watford area, the Bluefin 1-13H well had an initial flow rate of approximately 2,500 BOEPD. This is Newfield’s first Bakken completion in the area. Both of the recent wells above had lateral lengths of approximately 4,000’.

In the second half of 2010, Newfield will begin drilling longer lateral wells and expects that more than half of the planned wells will have lateral lengths of approximately 9,000’. Recent drill and complete costs for Williston wells range from $6 – $8 million (gross). The wells have estimated ultimate recoveries of 500,000 to 750,000 barrels.

Recent Williston Basin drilling results are included in the table below.

Well Name	IP Rate (BOEPD)	30-Day Avg. (BOEPD)	Producing Formation	Area	Lateral Length	Working Interest
Heidi 1-4H	1,232	415	Bakken	Catwalk	4,335'	85%
Garvey Federal 1-29H	3,816	1,384	Bakken	Westberg	3,897'	49%
Rolfsrud 1-29H	2,551	882	Bakken	Westberg	4,088'	38%
Bluefin 1-13H	2,497	526	Bakken	Aq / Watford	3,969'	63%
Gladys Federal 2-9H	3,631	1,231	Bakken	Westberg	3,981'	47%
Clear Creek Federal 1-25H	2,360	647	Bakken	Westberg	3,869'	46%
Harold 1-31H*	2,194	-	Bakken	Westberg	4,210'	40%
*recent completion, 30-day average production not yet available

Uinta Basin

Monument Butte Field Area – Gross oil production from the Monument Butte field area reached record production of 22,600 BOPD in mid July 2010, an increase of approximately 30% since year-end 2009. Field production is expected to exit 2010 at approximately 25,000 BOPD gross, representing annual production growth of more than 25%. Firm sales agreements for the Company’s Monument Butte crude oil are in place on 95% of 2010’s estimated oil volumes and approximately 85% of 2011’s estimated oil volumes.

Increasing production is primarily attributable to improved drilling efficiencies. The Company recently set a drilling record (rig-up to rig-release) of 2.8 days on a 20-acre directional well. This compares to a 2009 average of 5.5 days and an average of approximately 6.5 days when Newfield acquired the field in 2004. Year-to-date average performance is 4.5 days. Recent gross well costs in Monument Butte range from $700,000 – $900,000. The Company is operating five rigs today and expects to drill about 375 wells in 2010.

Newfield continues to drill step out wells assessing its northern extension acreage which covers 63,000 net acres adjacent to the Greater Monument Butte Unit. Newfield has drilled 220 wells to date on the acreage and results continue to exceed expectations. A recent completion averaged 350 BOPD over its first 30-days on line. Newfield’s average working interest on this acreage is approximately 70%.

The Monument Butte field area covers approximately 180,000 net acres. Newfield estimates that approximately 4,700 development drilling locations remain.

International Oil Developments

For the second quarter of 2010, Newfield’s international oil liftings were 1.5 MMBbls, an increase of approximately 6% over first quarter 2010 levels. The largest contributor to Newfield’s international oil production is Malaysia where liftings in the quarter averaged approximately 14,200 BOPD net.

In early July, Newfield determined that an oil pipeline connecting the East Belumut platform on PM 323 to the Tinggi platform (located approximately 17 miles from East Belumut) was damaged by the activities of an unidentified marine vessel unrelated to Newfield's operations. Production from the field is shut-in and the leak has been isolated. The Company estimates that repairs to the pipeline will take 6-8 weeks to complete and return the East Belumut field to production. Newfield’s deferred production in the third quarter of 2010 as a result of the damaged pipeline is estimated to be 0.5 – 0.6 MMBbls.

Ongoing international developments that will add future oil production include: West Belumut on PM 323 (first production expected October 2010), PM 329 (first production expected October 2011) and the Pearl development in the South China Sea (first production expected 2013).

Assessment of New Oil Plays Underway

Newfield is in the process of assessing several new oil plays. In late 2009 and early 2010, Newfield added large operated acreage positions in two new oil plays – the Southern Alberta Basin of northwestern Montana and the Eagle Ford Shale play in southwest Texas. Both of these new plays will continue to be assessed in the second half of 2010.

Southern Alberta Basin – Newfield recently reached total depth on its second of up to eight planned assessment wells in the Southern Alberta Basin in 2010. The assessment program includes both vertical and horizontal wells. Prospective geologic formations included the Lodgepole, Middle Bakken, Three Forks and Nisku. The Company has an operated interest in approximately 230,000 net acres in Glacier County, Montana.

Eagle Ford Shale – Newfield is assessing the Eagle Ford and Pearsall Shales on its more than 300,000 net acreage position in the Maverick Basin of southwest Texas. The acreage is located in Maverick and Dimmit Counties. The Company’s first Eagle Ford assessment well had a 5,000’ lateral length and its completion is planned for next week. Newfield is planning to operate up to four rigs throughout the remainder of 2010 and will drill about 15 wells.

Natural Gas Developments

Granite Wash – Since late 2008, Newfield has drilled 26 horizontal wells in the Granite Wash play. Of these wells, 23 are producing and the remainder is in various stages of completion. The Company owns interests in approximately 46,000 net acres in the play. Net production from the Granite Wash is approximately 85 MMcfe/d and Newfield’s interest in the play averages approximately 75%.

Gross initial production to date from the Company’s 23 wells has averaged approximately 17 MMcfe/d (24-hour rate). To date, nine of the wells have been completed in the Marmaton formation where initial production has averaged 15 MMcf/d and 640 BCPD. To date, 14 of the wells have been completed in the Red Fork/Atoka formations and initial production has averaged 16 MMcfe/d.

A recent notable completion is the Britt Ranch K 37SL-10 well which is today producing 18 MMcf/d and nearly 800 BCPD and is cleaning up following recent fracture stimulation.

Newfield’s 2010 drilling program in the Granite Wash is designed to assess multiple prospective zones within the play. To date, Newfield has successfully tested seven distinct geologic horizons (four in the Marmaton, three in the Red Fork/Atoka) and expects to have tested 10 horizons by year-end 2010.

About half of the remaining Granite Wash wells planned for the remainder of 2010 will be drilled in the Marmaton formation where the Company has seen significant condensate yields from its wells. Newfield will continue to run four operated rigs for the remainder of the year and expects to drill 20 – 25 wells in 2010.

Woodford Shale – With the current weakness in natural gas prices and superior economics in oil plays, Newfield earlier this year elected to drop gas directed rigs throughout the Company and shift investments to oil plays. As a result, the Woodford area rig count has decreased from nine operated rigs in early 2010 to a current count of four operated rigs. Newfield expects to run four operated rigs for the remainder of 2010.

The Company’s Woodford production set a record in the second quarter 2010 of approximately 370 MMcfe/d gross operated (220 MMcfe/d net). Woodford production in 2010 is expected to increase more than 20% over 2009 levels.

Newfield has drilled approximately 350 horizontal wells in the Woodford to date with an average working interest of about 70%. Approximately 90% of Newfield’s 172,000 net acres are held by production and do not require drilling to hold primary term acreage. Development drilling is today focused on super extended laterals (SXLs), or wells with a horizontal length greater than 5,000’. Newfield expects that its average Woodford lateral length in 2010 will be more than 6,000’.

To date, the Company is producing from 14 SXLs and expects to have approximately 20 SXLs producing by year-end 2010. The wells drilled to date have an average lateral length of approximately 8,800’, with average gross initial production (24-hour rate) of approximately 8 MMcfe/d. Gross well costs for SXLs today average $7 – $10 million, depending on completion type and lateral length.

Deepwater Gulf of Mexico – The Company’s deepwater Gulf of Mexico production is approximately 90 MMcfe/d and represents about 10% of total Company production. Because substantially all of Newfield’s planned deepwater activities were conducted early in the year, the current moratorium will not have a significant impact on Newfield’s Gulf of Mexico plans or production levels in 2010. Newfield is currently finishing completion operations on a development well in its Pyrenees field, located at Garden Banks 293. First production from this development is expected in late 2011. Newfield operates Pyrenees with a 40% working interest.

An oil discovery was made in the second quarter on the Company’s Axe prospect, located at Desoto Canyon 4, near the Dalmatian development. Newfield has a 23% working interest in the well. An unsuccessful well was drilled in the second quarter on the Company’s Saluki prospect, located at Garden Banks 425. Newfield had a 35% cost interest in the well.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated capital expenditures, production and cost reductions, drilling and development plans, the timing of activities and liftings is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability and cost of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com

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